Exhibit 99

FOR IMMEDIATE RELEASE

FOR:	QUIXOTE CORPORATION
CONTACT:	Daniel P. Gorey	Investor Relations:
	Chief Financial Officer	Christine Mohrmann/Lindsay Hatton
	Joan R. Riley	Financial Dynamics
	Director of Investor Relations	(212) 850-5600
(312) 467-6755

QUIXOTE CORPORATION REPORTS FISCAL 2003 FOURTH QUARTER AND

YEAR-END RESULTS

•              Record fourth quarter sales of $38.8 million, a 42% increase from last year

•              Fourth quarter EPS of $0.56, exceeding Company’s expectations

•              International sales for the quarter increased 43% to $3.4 million

•              Record fiscal 2003 cash flow from operations of $16 million

•              First quarter earnings guidance: $0.24 to $0.27 per diluted share

                CHICAGO, IL, August 12, 2003 — Quixote Corporation (Nasdaq: QUIX) today reported results for its fourth quarter and fiscal year ended June 30, 2003.

                Net sales for the fourth quarter of fiscal 2003 increased 42% to $38,838,000, compared with $27,415,000 for the fourth quarter of fiscal 2002.  The acquisition of U.S. Traffic Corporation in May 2003 contributed net sales of $6 million for the fourth quarter and was not part of prior year results.  Operating profit increased 22% to $7,175,000, compared with $5,877,000 for the fourth quarter of fiscal 2002.  Net earnings for the fourth quarter were $4,583,000, or $0.56 per diluted share, compared with $4,379,000, or $0.54 per diluted share, for the same period last year.  Net earnings for the fourth quarter of fiscal 2002 included a gain of $735,000, or $0.09 per diluted share, from discontinued operations.

                Net sales for the full fiscal year of 2003 increased 27% to $114,310,000, compared with $89,694,000 for fiscal 2002.  Operating profit increased 60% to $15,154,000, compared with $9,489,000 for fiscal 2002.  Net earnings were $9,472,000, or $1.17 per diluted share, compared with $6,824,000, or $0.84 per diluted share, for the same period last year.  Net earnings for fiscal 2002 included gains from discontinued operations of $927,000, or $0.11 per diluted share.

                Leslie J. Jezuit, Chairman and Chief Executive Officer, commented, “We are extremely pleased to report that our fourth quarter results were above expectations, contributing to a very strong overall performance in fiscal 2003.

—more—

Our record fourth quarter sales were driven by strong top-line growth in both our Protect and Direct Group and our Inform Group.  In the fourth quarter, Protect and Direct Group sales increased 12% as a result of particularly strong sales of our truck-mounted attenuator products.  Inform Group sales increased 44% organically as a result of top-line improvements throughout most of the group, in addition to an incremental revenue contribution of $6.0 million from U.S. Traffic Corporation, a company acquired during the quarter.  International sales continued to be an important contributor to growth as our products gain acceptance in the European and Asian markets.  International sales grew 43% in the fourth quarter to $3.4 million.”

                Mr. Jezuit continued, “Throughout the fourth quarter and fiscal year 2003, we continued to strengthen and position our Company for future growth and profitability.  We are particularly pleased to have generated operating cash flow of $16 million for the year, a record level for Quixote.  We have entered fiscal 2004 in a position of strength, with a strong balance sheet and a record backlog of $28 million, which includes $15 million in backlog from the U.S. Traffic acquisition.  That acquisition, our largest to date, will allow us to use our new product synergies in the traffic control area to expand our customer base into the important municipal and county markets, while simultaneously leveraging our existing weather forecasting, sensing and display technologies.”

                Mr. Jezuit concluded, “Despite our strong fourth quarter performance, we continue to operate in an environment with many challenges, including state funding uncertainties and the tenuous condition of the overall economy.  In addition, the expiration of the current federal highway funding bill in late September makes the near- and medium-term funding levels difficult to forecast.  Therefore, we continue to have a cautious outlook and expect earnings for the first quarter to be in the range of $0.24 to $0.27 per diluted share.”

                Quixote Corporation will be hosting a telephone conference call at 10 a.m. EST today, August 12, 2003, to further discuss its quarterly results and corporate developments.  This conference call will be broadcast simultaneously over the Internet at www.quixotecorp.com and may be accessed and listened to by clicking the icon on the Company’s homepage.

                Quixote Corporation, (www.quixotecorp.com), through its wholly-owned subsidiary, Quixote

Transportation Safety, Inc., is the world’s leading manufacturer of energy-absorbing highway crash cushions, electronic wireless measuring and sensing devices, weather forecasting stations, computerized highway advisory radio transmitting systems, intelligent intersection control systems, mobile and permanent variable electronic message signs, flexible post delineators and other highway safety products.

                Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Except for historical information contained herein, the matters set forth in this news release are forward-looking statements.  The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including the risks and uncertainties discussed in the Company’s Form 10-Q for its third quarter ended March 31, 2003,, under the caption “Forward-Looking Statements” in Management’s Discussion and Analysis of Financial Condition and Results of Operations, which discussion is incorporated herein by this reference. Other factors may be described from time to time in the Company’s public filings with the Securities and Exchange Commission, news releases and other communications.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

(2 Tables to Follow)

Quixote Corporation
Earnings Summary

	Three Months Ended		Year ended
	June 30,		June 30,
	2003	2002	2003	2002
Net sales	$38,838,000	$27,415,000	$114,310,000	$89,694,000
Cost of sales	23,106,000	13,743,000	68,070,000	53,762,000
Gross profit	15,732,000	13,672,000	46,240,000	35,932,000
Operating expenses:
Selling & administrative	7,744,000	6,888,000	28,730,000	23,975,000
Research & development	813,000	907,000	2,356,000	2,468,000
	8,557,000	7,795,000	31,086,000	26,443,000

Operating profit	7,175,000	5,877,000	15,154,000	9,489,000
Other income (expense)
Interest income	38,000	51,000	104,000	78,000
Interest expense	(269,000)	(235,000)	(906,000)	(1,184,000)
Other				830,000
	(231,000)	(184,000)	(802,000)	(276,000)

Earnings before income taxes	6,944,000	5,693,000	14,352,000	9,213,000
Provision for income taxes	2,361,000	2,049,000	4,880,000	3,316,000
Earnings from continuing operations	4,583,000	3,644,000	9,472,000	5,897,000
Earnings from discontinued operations, net of income taxes		735,000		927,000
Net earnings	$4,583,000	$4,379,000	$9,472,000	$6,824,000
Per share data - basic:
Earnings from continuing operations	$0.57	$0.47	$1.21	$0.77
Net earnings	$0.57	$0.57	$1.21	$0.89
Average common shares outstanding	7,978,871	7,742,995	7,847,169	7,682,706
Per share data - diluted:
Earnings from continuing operations	$0.56	$0.45	$1.17	$0.73
Net earnings	$0.56	$0.54	$1.17	$0.84
Average common shares outstanding	8,238,996	8,052,412	8,062,397	8,121,621

Quixote Corporation
Balance Sheet

	As of June 30,
	2003	2002
Assets
Current assets
Cash and cash equivalents	$3,753,000	$1,798,000
Accounts receivable, net	36,835,000	24,448,000
Inventories, net	22,967,000	11,890,000
Other current assets	3,533,000	4,958,000
	67,088,000	43,094,000
Property, plant and equipment, net	26,237,000	21,959,000
Intangible assets and other, net	57,500,000	34,991,000
	$150,825,000	$100,044,000
Liabilities and Shareholders' Equity
Current liabilities	$30,999,000	$12,171,000
Long-term debt, net	39,789,000	24,772,000
Other long-term liabilities	4,482,000	3,875,000
Shareholder's equity	75,555,000	59,226,000
	$150,825,000	$100,044,000

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